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                               EXHIBIT 4.4 (f)



            First Amendment to the Amended and Restated Revolving
              Credit Agreement dated as of November 25, 1992, as
            amended and restated as of June 1, 1996, among Hudson
           General Corporation, Hudson General LLC, the Banks named
             therein and BankBoston, N.A., as agent, dated as of
                              December 11, 1998
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                                                                  EXHIBIT 4.4(f)


                           HUDSON GENERAL CORPORATION

                               HUDSON GENERAL LLC

                                 FIRST AMENDMENT





         FIRST AMENDMENT ("Amendment"), dated as of December 11, 1998, among Hudson General Corporation, a Delaware corporation, Hudson General LLC, a Delaware limited liability company, the Banks party to the Credit Agreement referred to below, and BankBoston, N.A. as agent for itself and the other Banks. The parties agree as follows:


         1. REFERENCE TO CREDIT AGREEMENT. Reference is made to the Revolving Credit and Term Loan Agreement, dated as of November 25, 1992 and amended and restated as of June 1, 1996, among Hudson General Corporation, Hudson General LLC, the Banks named therein and BankBoston, N.A. as agent for itself and the other Banks (such agreement, the "Credit Agreement"). Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as therein.


         2. AMENDMENT TO CREDIT AGREEMENT. The Credit Agreement is hereby amended as follows:


         2.1. SECTION 5.12. LIMITATION ON BORROWING. This section is amended to add the following clause after clause (i) thereof:


                  (j) CDF Indebtedness in an aggregate amount not to exceed
                      $15,000,000.


         2.2. SECTION 5.13. RESTRICTION ON LIENS. This section is amended to add the following at the end of clause (h) thereof:

                  "liens on the CDF Equipment and CDF Contract Rights in favor of Newcourt Financial Ltd. in order to secure obligations of Aviation in respect of the CDF Indebtedness; and liens on the CDF Equipment in favor of Greater Toronto Airports Authority ("GTAA") to secure obligations of Aviation under the Central De-Icing Facility Services Agreement dated as of December 29, 1997 between GTAA and Aviation, to be amended as of December 18, 1998 pursuant to an amendment in substantially the form attached hereto (the "Services Agreement");".


         2.3. SECTION 5.14. LIMITATION ON LEASE COMMITMENTS. This section is amended in its entirety to read as follows:

         The aggregate of the annual rental payments of the Company and its Subsidiaries with respect to leases of personal property having original terms of three years or more, other than leases on which a Subsidiary of the Company is lessor and the Company is lessee, shall not exceed $7,500,000 in any fiscal year.

         2.4.     SECTION 5.15. INVESTMENTS AND CONTINGENT LIABILITIES. This
                  section is amended in its entirety to read as follows:
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         Neither the Company nor any of its Subsidiaries will make or have outstanding at any time any investments or contingent liabilities, including, without limitation, any investments or contingent liabilities in or with respect to Hudson Kohala Inc., whether by way of loan, advance, guaranty, letter of credit exposure, extension of credit, purchase of stocks, notes, bonds or other securities or evidences of indebtedness, or acquisition of limited or general partnership interests, other than:


                  (a) those in existence on the date of this Agreement and shown on Schedule 5.15 attached hereto, and any renewals, extensions or refinancings thereof, provided that the amount thereof is not increased;


                  (b) investments in marketable, investment grade, direct or guaranteed obligations of (i) the United States of America (referred to as Treasury or Agency securities) or Repurchase Agreements collateralized by such obligations; or (ii) any State or municipality thereof, which mature within seven years from the date of purchase;


                  (c) investments in demand deposits, certificates of deposits, time deposits, banker's acceptances and notes of any Bank or any domestic or foreign financial institution having total capital and unimpaired surplus of at least $1,000,000,000 and which, at the time of purchase, have been rated by either of Moody's Investor Service, Inc. ("Moody's") or Standard and Poor's Rating Group ("S&P") and the ratings for such financial institution are not less than P-1/A if rated by Moody's or A-1/A if rated by S&P;


                  (d) securities commonly known as "commercial paper", "master notes" or corporate bonds which mature within seven years from the date of purchase, in each case issued by a corporation which at the time of purchase have been rated by either of Moody's or S&P, and the ratings for such commercial paper are not less than "P-1" if rated by Moody's or "A-1" if rated by S&P, and for such bonds, are not less than "A" if rated by either Moody's or S&P;


                  (e) Money market mutual funds that invest in securities referred to in (b) through (d) above;


                  (f)    (i) the Guaranty, (ii) each Subsidiary Guaranty, and
                         (iii) unsecured guaranties by the Company of obligations of Subsidiaries (other than Aviation and the Foreign Subsidiaries) aggregating no more than $5,000,000 at any one time outstanding;


                  (g) those arising in the ordinary course of business or consistent with the past business practices of the Company and its Subsidiaries;


                  (h) investments in Subsidiaries (other than Aviation and the Foreign Subsidiaries);
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                  (i)    letters of credit (including Letters of Credit) of not
                         more than $7,000,000 in the aggregate at any one time outstanding;

                  (j) the guaranty by the Company of obligations of Aviation, specifically relating to the financing of CDF Equipment in an amount not to exceed $10,000,000;

                  (k) with respect to Aviation, investments permitted under the Aviation Revolving Credit Agreement;


                  (l) in addition to the foregoing, investments by the Company and its subsidiaries not exceeding $3,000,000 in the aggregate at any one time outstanding;


                  (m) investments in Aviation and the Foreign Subsidiaries and investments in Joint Ventures, provided that the aggregate amount by which such investments increase during the period commencing on the date hereof and ending on any date of determination (disregarding for purposes of this calculation an investment of one type which is replaced by an investment of another type in an identical amount) shall not exceed $5,000,000; and


                  (n) investments by the Company in a passenger handling services entity which is an affiliate of LAGS or Deutsche Lufthansa AG, as set forth in Paragraph 10.3 of the Purchase Agreement.


         2.5. SECTION 5.18 LIMITATIONS ON CAPITAL EXPENDITURES. This section is amended to insert the following after the second "capital expenditures" appearing in such section:

                  other than expenditures in an aggregate amount not to exceed $15,000,000 for the acquisition or lease of CDF Equipment,


         2.6. EXHIBIT A - DEFINITIONS. Definitions shall be amended and added as follows:


                  Definitions shall be amended as follows:


                  CONSOLIDATED CASH INTEREST - Insert after "indebtedness" appearing in such definition:


                  other than CDF Indebtedness,


                  CONSOLIDATED DEBT SERVICE - Insert after "Revolving Credit Loans" appearing in such definition:


                  and the CDF Indebtedness


                  CONSOLIDATED LIABILITIES - Delete all text from immediately after "equal to" appearing in such definition and add the following:
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                  (a) the consolidated deferred tax debits of the Company and its Subsidiaries, and (b) CDF Indebtedness, all as determined in accordance with generally accepted accounting principles.


                  Definitions shall be added in the order required by alphabetical order as follows:


                  CDF CONTRACT RIGHTS - Contractual rights of Aviation under Sections 12.2(b)(i) and 12.3(b)(i) of the Services Agreement and the contractual right of Aviation under the Services Agreement to require GTAA to assume or repay Aviation's obligations in respect of the CDF Indebtedness.


                  CDF EQUIPMENT - Capital assets to be acquired or leased and utilized by Aviation in providing deicing services at the Central Deicing Facility at Lester B. Pearson International Airport in Toronto.


                  CDF INDEBTEDNESS - The indebtedness of Aviation to unrelated third party lenders incurred solely for the financing of, and secured by, the CDF Equipment.


                  SERVICES AGREEMENT - See paragraph 5.13(h).


         3. REPRESENTATIONS AND WARRANTIES. In order to induce the Banks to enter into this Amendment, the Company represents and warrants to the Banks that (i) this Amendment and the Credit Agreement, as amended hereby (the "Amended Credit Agreement"), have been duly authorized and are its legal, valid and binding obligations, enforceable against the Company in accordance with their terms, (ii) this Amendment and the Amended Credit Agreement do not conflict with any charter document, agreement, instrument or undertaking binding upon the Company or any of its properties, (iii) no Default, or situation which with the giving of notice or the passage of time or both would become a Default, now exists or will exist after giving effect to this Amendment, and (iv) the representations and warranties contained in the Credit Agreement and this Amendment are true and correct as of the date hereof.


         4. MISCELLANEOUS. The Amended Credit Agreement and all of the Loan Documents are each ratified and confirmed as being and continuing in full force and effect. This Amendment, the Amended Credit Agreement and the other Loan Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior understandings and agreements, whether written or oral. This Amendment and the Credit Agreement shall be read and construed as one agreement, and, except as expressly amended hereby, the Credit Agreement remains unchanged. The headings in this Amendment are for convenience of reference only and shall not alter, limit or otherwise affect the meaning hereof. This Amendment is a Loan Document as defined in the Amended Credit Agreement and may be executed in any number of counterparts, which together shall constitute one instrument, and shall bind and inure to the benefit of the parties and their respective successors and permitted assigns. The Company shall pay all costs and expenses, including reasonable legal fees and
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         disbursements of the Agent's counsel, incurred by the Agent in preparing this Amendment. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS (OTHER THAN THE CONFLICT OF LAWS RULES) OF THE COMMONWEALTH OF MASSACHUSETTS.


         The undersigned have executed this Amendment under seal by a duly authorized officer as of the date first set forth above.


                                                     HUDSON GENERAL CORPORATION



                                                     By:
                                                        -----------------------
                                                          Title:



                                                     HUDSON GENERAL LLC



                                                     By:
                                                        -----------------------
                                                          Title:



                                                     BANKBOSTON, N.A.,

                                                     for itself and as Agent



                                                     By:
                                                        -----------------------
                                                          Title:



                                                     EUROPEAN AMERICAN BANK



                                                     By:
                                                        -----------------------
                                                          Title:



                                                     THE CHASE MANHATTAN BANK



                                                     By:
                                                        -----------------------
                                                          Title